Contact:
J. Marc Lewis, Vice President-Investor Relations	3155 NW 77th Avenue
305.406.3165	Miami, FL 33122
marc.lewis@mastec.com	Tel: 305-599-1800
Fax: 305-406-3138
www.mastec.com

For Immediate Release

MasTec Announces That 2003 Second Quarter Earnings
Were Above Estimates

MIAMI (August 12, 2003) — MasTec, Inc. (NYSE: MTZ) today announced results for the second quarter of 2003. For the quarter ended June 30, 2003, the Company had revenue of $209.1 million and a net income of $2.8 million, compared with revenue of $213.0 million and net income of $1.8 million for the comparable quarter of 2002. Net income per share was $0.06 and $0.04 for the quarters ended June 30, 2003 and 2002, respectively.

Austin J. Shanfelter, President and CEO stated, “We are pleased with the second quarter earnings performance. These results represent solid evidence, as can be seen in our improving margins and growth, that our restructuring activities in the fourth quarter of 2002 were successful. A visible trend has emerged that has set the stage for increasing profitability and cash flow.”

For the third quarter of 2003, MasTec expects revenue to be from $230 million to $245 million with earnings per share between $0.11 and $0.13. Included in the third quarter earnings estimate is a one time gain, net of costs to close, on the sale of certain non-operating international assets in the amount of $0.02 per share. Looking forward to the entire year, we expect revenue ranging from $825 to $870 million and EPS ranging from $0.22 to $0.28 per share. Additionally, the Company expects an EBITDA margin of 10% by year end.

At the end of the second quarter of 2003, the Company had no outstanding draws on its credit facility and was in full compliance with all of the respective covenants. Cash was used to fund MasTec’s ongoing expansion efforts with several customers. “We are very encouraged that the strong top line growth was supported by cash flows from operations,” said Donald P. Weinstein, MasTec’s Executive Vice President and CFO.

Summary financials for the quarter just ended are as follows:

Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2003	2002
Revenue	$209,108	$213,041
Costs of revenue, excluding depreciation	175,267	183,018
Depreciation	7,380	8,347
Amortization	132	128
General and administrative expenses	15,912	19,266
Interest expense	5,282	4,589
Interest income	94	249
Other (expense) income , net	(598)	4,988

Income before provision for income taxes, minority
interest and cumulative effect of accounting change	4,631	2,930
Provision for income taxes	1,968	1,197
Minority interest	102	65

Net income	2,765	1,798

Basic weighted average common shares outstanding	48,030	47,914

Basic earnings per share	$0.06	$0.04

Diluted weighted average common shares outstanding	48,215	48,223

Dilited earnings per share	$0.06	$0.04

Consolidated Balance Sheets
(In thousands)
(Unaudited)

		(Audited)
	June 30, 2003	December 31, 2002

Liabilities and Shareholders' Equity
Total current assets	280,136	275,172

Property and equipment, net	99,650	118,475
Goodwill	150,984	150,984
Deferred taxes	35,857	40,271
Other assets	45,944	38,890

Total assets	$612,571	$623,792

Liabilities and Shareholders' Equity
Current liabilities	115,000	130,395
Other liabilities	21,470	22,214
Long-term debt	197,156	197,435
Total shareholders' equity	278,945	273,748

Total liabilities and shareholders' equity	$612,571	$623,792

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2003	2002
Net cash (used in ) provided by operating activities	(6,494)	(41,185)
Net cash provided by (used in) investing activities	1,987	(10,208)
Net cash used in financing activities	(672)	(68,996)

Net decrease in cash and cash equivalents	(5,179)	(38,019)
Net effect of currency translation on cash	672	(1,280)
Cash and cash equivalents - beginning of period	8,730	48,478

Cash and cash equivalents - end of period	$4,223	$9,179

Executives of MasTec will hold a conference call with the investment community on Wednesday, August 13, 2003 at 10:30 a.m. eastern time, to discuss second quarter results. The call in number for the conference call is (719) 457-2637 and the replay number is (719) 457-0820, with a passcode of 354413. The replay will run from August 13 to August 27. Additionally, the call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz385821486gf12.html or through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading communications, intelligent traffic and energy infrastructure service provider in North America and Brazil. The Company designs, builds, installs, maintains and monitors internal and external networks for leading telecommunications, broadband, energy and Fortune 1000 companies and for state departments of transportation.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.

EBITDA Explanation and Reconciliation. EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). SEC Regulation G requires an explanation and reconciliation of any non-GAAP measures, like EBITDA, to their most comparable GAAP measure.

In our guidance for future operations we have projected an EBITDA margin on total revenues. Current exact reconciliation of our projected EBITDA margin to comparable measures of prospective results is not presently possible, particularly because our guidance is of an EBITDA rate to be achieved by year-end 2003 rather than actual economic performance realized during any fiscal quarter of 2003. Projected EBITDA can be reconciled to net income by taking the measurements of GAAP net income and adding back GAAP net interest expense, income taxes, depreciation and amortization, once such amounts are known. It should be noted that our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA information has been included because it is a commonly used by shareholders and analysts to measure our operating performance and our industry and it allows for a consistent comparison between peer companies. We also use EBITDA to evaluate our operating performance and project future capital needs. The company has significant expenses, including depreciation and amortization, interest expense, and income taxes, which are not reflected in EBITDA.